Exhibit 99.1

CONTACT:	John Van Heel Chief Executive Officer (585) 647-6400

Robert Gross Executive Chairman (585) 647-6400

Catherine D’Amico Executive Vice President – Finance Chief Financial Officer (585) 647-6400

Investors: Effie Veres Media: Kelly Whitten FTI Consulting (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES FOURTH QUARTER

AND FISCAL 2016 FINANCIAL RESULTS

~ Fourth Quarter Sales Increase 4.5% to a Record $229.0 Million; EPS Up 11% to a Record $.42 ~

~ Fiscal 2016 Record EPS of $2.00 ~

~ Completes Acquisition of 29 Florida-based Stores Representing $50 Million of Annualized Sales ~

~ Initiates Fiscal 2017 EPS Guidance of $2.05 to $2.20; Sales Guidance of $980 Million to $1.01 Billion ~

~ Increases Quarterly Dividend 13% to $.17 per share ~

ROCHESTER, N.Y. – May 19, 2016 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 26, 2016.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2016 increased 4.5% to $229.0 million, as compared to $219.1 million for the fourth quarter of fiscal 2015. The total sales increase for the fourth quarter of $9.9 million was due primarily to an increase in sales from new stores of $11.1 million, including sales from recently acquired stores of $9.9 million, and a comparable store sales increase of .5%, partially offset by a decrease in sales from closed stores. Comparable store sales increased approximately 5% for both alignments and brakes and 2% for tires. This was partially offset by decreases of approximately 2% for maintenance services, 4% for front end/shocks and 8% for exhaust.

Gross margin improved 190 basis points to 40.1% in the fourth quarter from 38.2% in the prior year period, due to the benefit of lower material and distribution and occupancy costs as a percentage of sales. Total operating expenses increased 8.8% to $65.4 million, or 28.6% of sales, as compared to $60.2 million, or 27.5% of sales for the same period of last year. The dollar increase in operating expenses was primarily due to new stores and higher net costs related to store closures.

Operating income for the fourth quarter increased 12.6% over the prior year, and was $26.5 million, or 11.6% of sales, as compared to $23.5 million, or 10.7% of sales in the prior year period. Interest expense was $4.5 million as compared to $3.5 million in the fourth quarter of fiscal 2015.

Net income for the fourth quarter was $13.9 million, as compared to $12.6 million in the same period of the prior year. Diluted earnings per share for the quarter were $.42, achieving the midpoint of the Company’s guidance range of $.40 to $.45. This compares to diluted earnings per share of $.38 in the fourth quarter of fiscal 2015. Net income for the fourth quarter of fiscal 2016 reflects an effective tax rate of 36.5%, as compared to 37.5% for the prior year period.

The Company opened six Company-operated stores and one franchised Car-X location, while closing eight Company-operated stores and four franchised Car-X locations during the fourth quarter, ending the quarter with 1,029 Company-operated stores and 134 franchised Car-X locations.

Fiscal Year Results

Net sales for fiscal 2016 increased 5.5% to $943.7 million as compared to $894.5 million for fiscal 2015. The total sales increase of $49.2 million for the fiscal year was due to an increase in sales from recently acquired stores, while comparable store sales were flat. Comparable store sales increased approximately 7% for alignments and 2% for brakes, were flat for tires, and decreased approximately 2% for front end/shocks, maintenance services and exhaust.

Gross margin improved 140 basis points to 40.9% for fiscal 2016 from 39.5% in the prior year, largely due to the benefit of lower material costs as a percentage of sales.

Total operating expenses were $265.1 million, or 28.1% of sales, for fiscal 2016, as compared to $243.6 million, or 27.2% of sales, for the prior fiscal year. The year-over-year dollar increase in operating expenses is primarily the result of expenses related to new stores and higher due diligence costs. Operating margin for fiscal 2016 expanded 50 basis points to 12.8% of sales. Interest expense was $15.5 million in fiscal 2016 as compared to $11.3 million in fiscal 2015.

Net income for fiscal 2016 increased 8.1% to $66.8 million, as compared to $61.8 million for the prior fiscal year. Diluted earnings per share for fiscal 2016 were $2.00, within the Company’s guidance range, and included $.04 per share of higher due diligence costs. This compares to $1.88 in earnings per diluted share for fiscal 2015.

John Van Heel, President and Chief Executive Officer stated, “Our top-line results for the fourth quarter came in lower than initially anticipated due to the impact of a weak consumer and continued unseasonable warm weather in our northern markets. However, we delivered positive overall traffic for both the fourth quarter and the fiscal year. We believe this demonstrates that consumers continue to turn to Monro for repairs and maintenance they can no longer defer. Despite the ongoing choppiness in the market, our continued focus on margin improvement and diligent cost control, combined with the outperformance of our recent acquisitions, drove 5% higher sales, as well as 70 basis points of operating margin expansion and 10% net income growth in fiscal 2016 when adjusting for higher due diligence expense this year. This underscores the effectiveness of our business model.”

Acquisitions Update

In May 2016, the Company completed the acquisition of 29 McGee Auto Service and Tires retail and commercial stores in Florida. The acquisition significantly increases Monro’s presence in the greater Tampa Bay and Fort Myers areas, while also expanding into Daytona and Tallahassee. The acquisition is expected to add approximately $50 million in annualized sales, representing a sales mix of 40% service and 60% tires. The acquisition is expected to be breakeven in fiscal 2017. Importantly, after entering Florida less than two years ago, Monro now operates 83 stores in the state extending across both Florida coasts, representing approximately $115 million in annualized sales. The state represents a significant opportunity for continued store growth and further diversification of the Company’s footprint into southern markets.

Acquisitions completed in fiscal 2016 represent a total of $36 million in annualized sales, and include the acquisitions of 35 stores in New York, Pennsylvania, Massachusetts and Wisconsin, as well as the acquisition of Car-X, a chain which includes 134 franchised locations in ten states.

Cash Dividend Increased 13%

The Company also announced today that its Board of Directors has approved a $.02 increase in the Company’s cash dividend for the first quarter of fiscal year 2017 to $.17, which translates to an annual rate of $.68 per share and represents an increase of $.08 per share or 13% as compared to the total dividends paid in fiscal 2016. The Company has increased its cash dividend 11 times during the 11 years since a cash dividend was first issued. The cash dividend is payable quarterly to shareholders of record on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend of $.17 per share for the first quarter of fiscal 2017 will be payable on June 13, 2016 to shareholders of record as of June 3, 2016.

Company Outlook

Based on current visibility, business and economic trends, and recently completed acquisitions, the Company anticipates fiscal 2017 sales to be in the range of $980 million to $1.01 billion. Fiscal 2017 sales guidance assumes a comparable store sales decrease of 2.0% to flat.

Fiscal 2017 diluted earnings per share are expected to be in the range of $2.05 to $2.20. This estimate is based on 33.4 million weighted average shares outstanding.

For the first quarter of fiscal 2017, the Company anticipates sales to be in the range of $230 million to $240 million, and comparable store sales to decrease 8.0% to 5.0%. The Company expects diluted earnings per share for the first quarter to be between $.47 and $.51, as compared to $.57 in the prior year period.

Mr. Van Heel concluded, “Continuing weak consumer spending and unfavorable weather conditions have adversely impacted sales as we start our new fiscal year, with comparable store sales down 8% quarter-to-date. However, comparable store sales in our southern markets are positive May month-to-date and were positive during our fourth quarter and all of fiscal 2016. We believe these early spring results are reflective of fewer parts failures and less vehicle wear driven by the mild winter, combined with a weak consumer spending environment. Our guidance for the first half of fiscal 2017 reflects these trends. However, we expect sales to improve as the year progresses, particularly as we move into the summer driving season and we lap easier weather comparisons in the second half of the fiscal year. Meanwhile, we are aggressively pursuing acquisitions and have already completed an acquisition in fiscal 2017 representing 5% in annualized sales growth. With a strong acquisition pipeline, we are very optimistic about the opportunity to complete additional acquisitions in fiscal 2017 and would expect these opportunities to accelerate if this difficult environment continues. Our long-term outlook for the industry remains positive, with the growth in total vehicles in operation and other positive trends expected to continue over the next several years. As a result, we are confident that our flexible business model and acquisition opportunities will continue to drive long-term sales and earnings growth.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 19, 2016 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-287-5563 and using the required pass code 6749463. A replay will be available approximately one hour after the recording through Thursday, June 2, 2016 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com through June 2, 2016.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,059 Company stores in 25 states and is the franchisor of 133 Car-X stores in ten states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “anticipates”, “believes”, “contemplates”, “see”, “could”, “estimate”, “intend”, “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of weather conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, our dependence on foreign vendors, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, advances in automotive technology, disruption or unauthorized access to our computer systems, risks relating to protection of customer and employee personal data, business operations, risks related to litigation, risks relating to integration of acquired businesses, including goodwill impairment and other factors set forth in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2015. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2016	2015	% Change
Sales	$229,034	$219,133	4.5%
Cost of sales, including distribution and occupancy costs	137,141	135,473	1.2%

Gross profit	91,893	83,660	9.8%
Operating, selling, general and administrative expenses	65,434	60,167	8.8%

Operating income	26,459	23,493	12.6%
Interest expense, net	4,540	3,505	29.5%
Other expense (income), net	32	(97)	(133.4)%

Income before provision for income taxes	21,887	20,085	9.0%
Provision for income taxes	7,984	7,534	6.0%

Net income	$13,903	$12,551	10.8%

Diluted earnings per share	$.42	$.38	10.5%

Weighted average number of diluted shares outstanding	33,293	33,010
Number of stores open (at end of quarter)	1,029	999

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2016	2015	% Change
Sales	$943,651	$894,492	5.5%
Cost of sales, including distribution and occupancy costs	557,948	541,142	3.1%

Gross profit	385,703	353,350	9.2%
Operating, selling, general and administrative expenses	265,114	243,561	8.8%

Operating income	120,589	109,789	9.8%
Interest expense, net	15,542	11,342	37.0%
Other income, net	(374)	(908)	(58.8)%

Income before provision for income taxes	105,421	99,355	6.1%
Provision for income taxes	38,616	37,556	2.8%

Net income	$66,805	$61,799	8.1%

Diluted earnings per common share	$2.00	$1.88	6.4%

Weighted average number of diluted shares outstanding	33,353	32,944

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 26, 2016	March 28, 2015
Assets
Cash	$7,985	$7,730
Inventories	129,035	129,727
Other current assets	33,055	23,885

Total current assets	170,075	161,342
Property, plant and equipment, net	351,582	326,752
Other non-current assets	477,781	419,700

Total assets	$999,438	$907,794

Liabilities and Shareholders’ Equity
Current liabilities	$167,571	$155,793
Capital leases and financing obligations	165,730	133,145
Other long-term debt	103,315	122,543
Other long-term liabilities	26,627	22,702

Total liabilities	463,243	434,183

Total shareholders’ equity	536,195	473,611

Total liabilities and shareholders’ equity	$999,438	$907,794